Exhibit 10.9

EXHIBIT A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "***Agreement***") is made and entered this 30 day of March, 2006, by and between **Eternal Image Inc.**, a Delaware corporation formerly **Eternal Image, LLC.**, a Michigan limited liability company (hereinafter "***Client***") and **Matt Davis** (hereinafter "***Consultant***").

ARTICLE I
TERM

1.1 Term. This Agreement will become effective on May 1, 2006, above and will continue in effect for thirty-sixty (36) months thereafter.

ARTICLE II
INDEPENDENT CONTRACTOR STATUS

2.1 Intention of Parties. It is the intention of the parties that Consultant be an independent contractor and not an employee, agent, joint venturer, or partner of Client. Nothing in this Agreement will be interpreted or construed as creating or establishing the relationship of employer and employee between Client and either Consultant or any employee or agent of Consultant.

2.2 Nonexclusive. Consultant will retain the right to perform work for others during the terms of this Agreement. Client will retain the right to cause work of the same or a different kind to be performed by its own personnel or other contractors during the term of this Agreement.

ARTICLE III
SERVICES TO BE PERFORMED BY CONSULTANT

3.1 Consultant's Services. Consultant will provide services to the Client to the best of Consultant's abilities. Such services may include, but shall not be limited to advising the Client as to the production of caskets and urns, locating potential manufacturers of Client's products, negotiating terms of manufacturing agreements, and marketing or manufacturing of Client's products in Asia and at various domestic distribution services..

3.2 Method of Performing Services. Consultant and Client will mutually determine the scope, method, details and means of performing the work to be carried out for the Client with the understanding that The Consultant shall be primarily based remotely out of his offices. The Consultant shall be available by and provide at his own expense high speed web connectivity, telephone, and web conferencing capabilities. Any other services required of the consultant shall be as outlined in Article IV, section 4.

3.3 Scheduling. Consultant will use reasonable efforts to accommodate the work schedule requests of Client. Consultant will be available to work for Client for no more than fifty (50) hours per month. Consultant may perform his services by telephone from his own office or on the premises of Client, at Client's discretion.

3.4 Confidentiality. Consultant agrees that he will not disclose and will hold in strictest confidence any and all Proprietary Information, and other matters provided by Client or

obtained by Consultant from Client, whether such information is in written or oral form. Without the prior written consent of Client, Consultant agrees not to use the proprietary information for any purpose other than to assist Client. Upon the termination of this agreement, Consultant agrees to, promptly and without further request, return to Client all of the Proprietary Information, in whatever form, that Consultant may have in his possession or control.

ARTICLE IV
COMPENSATION

4.1 Rates. Client will pay Consultant a fee totaling Ninety Thousand Dollars ($90,000.00) at a rate of $2,500.00 per month, payable on the 1st day of each month commencing on May 1, 2006. In the event that the Client ceases to use the Consultants services for any reason, the balance due shall be payable in accord with this contract.

4.2 Date for Payment of Compensation. Consultant shall submit documentation for any costs or expenses outside of those that would be included and incident to the performance of services for the Client. Consultants Services shall include those items as specified in Article III section 3.1.. In the event that specialized materials or supplies are required, Client shall approve in writing any such and shall be responsible to pay for them accordingly.

4.3 Expenses. It is expressly understood that Travel expenses are in addition to the Consultants monthly fee. Any travel required by the client for the consultant to travel to the Clients office, or to any other location shall be reimbursed according to accepted standard current year rates as found in the U.S. General Services Administrations travel management section (www.gsa.gov). All Such travel shall be documented with a travel voucher which shall be approved in writing by the Client prior to any travel on the Clients behalf and prepaid by Client.

ARTICLE V
LIMITATIONS

5.1 DISCLAIMER. Consultant does not make any warranty, express or implied, with respect to the services rendered by him or the results obtained from his work, except to use his best efforts on behalf of Client and to refrain from self-dealing for Consultant's benefit at Client's expense.

5.2 FORCE MAJEURE. Consultant will not be liable to Client for any failure or delay caused by events beyond Consultant's control, including, without limitation, Client's failure to furnish necessary information, sabotage, failures or delays in transportation or communication, failures or substitutions of equipment, labor disputes, accidents, shortages of labor, fuel, raw materials, or equipment, or technical failures.

ARTICLE VI
GENERAL PROVISIONS

6.1 Notices. Any notices to be given hereunder by either party to the other shall be by registered or certified mail, postage prepaid, with return receipt requested. Mailed notices will be addressed to the parties at the addresses appearing under their signature hereon, but each party may change such address by written notice in accordance with this paragraph. Notices will be deemed communicated as of two days after mailing.

6.2 Entire Agreement of the Parties. This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of

services by Consultant for Client and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

6.3 Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

6.4 Parties in Interest. This Agreement is enforceable only by Consultant and Client. The terms of this Agreement are not a contract or assurance regarding compensation, continued employment, or benefit of any kind to any of Consultant's personnel assigned to Client's work, or any beneficiary of any such personnel, and no such personnel, or any beneficiary thereof, will be a third-party beneficiary under or pursuant to the terms of this Agreement

6.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Michigan.

6.6 Successors. This Agreement will inure to the benefit of, and be binding upon, Consultant and Client, their successors and assigns, however, this agreement may not be assigned by Consultant without the express written consent of Client.

6.7 Choice of Forum. The parties submit to the jurisdiction and venue of the Circuit Court for the County of Oakland, State of Michigan or, if original jurisdiction can be established, the United States District Court for the Eastern District of Michigan with respect to any action arising, directly or indirectly, out of this Agreement or the performance or breach of this agreement. The parties stipulate that the venues referenced in this Agreement are convenient.

6.8 Presumption/Savings Clause. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

6.9 Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

In witness whereof the parties hereto have executed this agreement on the date first appearing above.

CONSULTANT:

Matt Davis

CLIENT:

Eternal Image Inc., a Delaware corporation formerly **Eternal Image, LLC.,** a Michigan limited liability company

By: CLINT MYTYCH
Its: President

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding entered into this 30 day of March, 2006, by and between Enduroglas, LLC, a Michigan Limited Liability Company, and Eternal Image Inc., a Delaware corporation formerly Eternal Image LLC, a Michigan Limited Liability company, shall evidence the agreement of the parties to the following terms:

1. The parties acknowledge that on or about June 24, 2005 Enduroglas, LLC and Eternal Image, LLC entered into a written contract entitled "Exclusive Manufacturing Agreement."

2. The parties acknowledge that Enduroglas, LLC, as of the date of this Memorandum of Understanding has ceased doing business and is in the process of winding up its affairs. The parties further acknowledge no actions have taken, orders placed, or monies paid in furtherance of the Exclusive Manufacturing Agreement referred to above.

3. In consideration of the execution of the Consulting Agreement, Exhibit A hereof, and the execution of the Warrant Agreement, Exhibit B hereof, Enduroglas, LLC acknowledges and agrees that the contract entitled "Exclusive Manufacturing Agreement" dated June 24, 2005, by and between Enduroglas, LLC and Eternal Image, LLC shall be of no force or effect whatsoever and shall be deemed null and void *ab initio*. Both parties hereto acknowledge and agree that said consideration is adequate and proper.

4. Enduroglas further acknowledges and agrees that Eternal Image Inc., formerly Eternal Image LLC, may enter into consulting or employment agreements with former employees of Enduroglas, including but not limited to Matt Davis and that such consultants or employees shall be permitted to disclose for the benefit of Eternal Image Inc., formerly Eternal Image LLC, the identity of vendors, their expertise regarding molds, equipment, and other manufacturing information, and that Enduroglas waives any and all claims that such disclosure or disclosures are trade secrets of Enduroglas.

5. This Agreement supersedes any and all agreements, either oral or written, between the parties hereto and contains all the covenants and agreements between the parties. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

6. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

7. This Agreement will be governed by and construed in accordance with the laws of the State of Michigan.

8. This Agreement will inure to the benefit of, and be binding upon, Consultant and Client, their successors and assigns.

9. The parties submit to the jurisdiction and venue of the Circuit Court for the County of Oakland, State of Michigan or, if original jurisdiction can be established, the United States District Court for the Eastern District of Michigan with respect to any action arising, directly or indirectly, out of this Agreement or the performance or breach of this agreement. The parties stipulate that the venues referenced in this Agreement are convenient.

10. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

11. The persons executing this Memorandum of Understanding represent and warrant that they have the full authority to enter this agreement on behalf of the their respective entities and that by executing this Memorandum of Understanding their respective entities shall be bound by the terms hereof.

In witness whereof the parties hereto have executed this agreement on the date first appearing above.

Enduroglas, LLC
a Michigan limited liability company,

Matt Davis, Managing Member

Eternal Image Inc., a Delaware corporation formerly **Eternal Image, LLC.,** a Michigan limited liability Company,

By: CLINT MYTYCH
Its: President